================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  BW/IP, INC.
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

      BW/IP, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 6, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BW/IP, Inc. will be held at The Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California, on Tuesday, May 6, 1997, at 11:00 a.m. (Pacific Daylight Savings Time), for the following purposes:

  1. To elect eight directors to serve for the ensuing year;

  2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 25, 1997, has been fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

  You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of BW/IP, Inc. in writing that you wish to vote your shares in person, your proxy will not be used.

                                       By Order of the Board of Directors,

                                       JOHN D. HANNESSON
                                       Secretary

Long Beach, California
April 2, 1997

                                  BW/IP, INC.
                      200 OCEANGATE BOULEVARD, SUITE 900
                         LONG BEACH, CALIFORNIA 90802

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, MAY 6, 1997

  This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of BW/IP, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at The Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California, on Tuesday, May 6, 1997, at 11:00 a.m. and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 2, 1997, to all stockholders of the Company.

  Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on March 25, 1997, will be entitled to vote at the Annual Meeting. As of that date, there were 24,275,000 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote. In accordance with Section 216(1) of the General Corporation Law of the State of Delaware (the "DGCL") and Section 1.04 of the Company's Bylaws, a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. There is no cumulative voting. There are no other voting securities of the Company outstanding. The 175,000 shares of Common Stock held in the Company's treasury will not be voted.

  If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as Directors of those persons named below.

  The Board of Directors is not currently aware of any matters other than those referred to herein that will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

  You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and requesting in writing that the proxy be withdrawn. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

  The expense of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares of Common Stock.

  If a stockholder is a participant in the BW/IP International, Inc. Capital Accumulation Plan (the "CAP") and shares of Common Stock have been allocated to such person's account in the CAP, the proxy also serves as voting instructions to the trustee of the CAP. The trustee will vote both allocated shares of Common Stock for which it has not received direction and unallocated shares held by it in the same proportion as directed shares are voted.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

         OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table furnishes certain information as of March 17, 1997, as to the shares of Common Stock beneficially owned by each director and nominee for director of the Company, by the Chief Executive Officer and other individuals named in the Summary Compensation Table (collectively, the "Named Executive Officers") and by all directors and executive officers of the Company as a group.

                                       NUMBER OF
                                         SHARES         SHARES UNDER
                                      BENEFICIALLY      EXERCISABLE    PERCENT
NAME                                   OWNED (1)        OPTIONS (2)  OF CLASS (3)
----                                  ------------      ------------ ------------
Peter C. Valli......................     249,062           83,500        1.4%
Bernard G. Rethore..................      82,543(4)(5)         --         --
Roy A. Herberger, Jr................          --               --         --
Michael F. Johnston.................         681(6)            --         --
George D. Leal......................       2,500(7)        10,000         --
H. Jack Meany.......................      70,000           10,000         --
James S. Pignatelli.................         490(6)        10,000         --
James O. Rollans....................       1,181(6)         3,300         --
William C. Rusnack..................       2,500           10,000         --
Jeffrey L. Zelms....................         181(6)            --         --
Eugene P. Cross.....................     153,757(4)        33,600         --
Darrach G. Taylor...................     141,572(4)        16,800         --
Richard R. Testwuide................     193,518(4)        30,766         --
Howard D. Wynn......................      41,965(4)(8)     10,450         --
Ronald W. Hoppel....................     188,834(4)        35,233         --
All executive officers and directors
 as a group (19)....................   1,195,467(9)       267,615        6.0

--------
(1) The shares described as "owned" are shares owned by each listed person and by members of his or her household and are held either individually or pursuant to a trust agreement.

(2) Includes shares which could be acquired within 60 days of March 17, 1997, through the exercise of options.

(3) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares.

(4) Includes certain shares under the CAP over which an executive officer has no dispositive power.

(5) Includes 8,206 restricted shares granted pursuant to Mr. Rethore's employment agreement and 2,019 restricted shares awarded pursuant to the 1996 Long-Term Incentive Plan.

(6) Includes shares a director will be entitled to receive at a future date as a result of deferral of all or part of the director's annual retainer or other fees. The table reflects 181 shares for Mr. Johnston; 90 shares for Mr. Pignatelli; 181 shares for Mr. Rollans; and 181 shares for Mr. Zelms.

(7) Common Stock owned by either The George and Mary Ann Leal Foundation, a charitable non-profit corporation, as to which Mr. Leal may be deemed the beneficial owner or the George and Mary Ann Leal Living Trust, of which Mr. Leal is a trustee and may be deemed the beneficial owner. Mr. Leal is President and Chairman of the Board of the Foundation and, subject to the approval and supervision of the Foundation's Board of Directors, is responsible for directing the voting and disposition of these shares.

(8) Includes 353 restricted shares awarded pursuant to the 1996 Long-Term Incentive Plan.

(9) Includes an aggregate of 3,436 restricted shares awarded pursuant to the 1996 Long-Term Incentive Plan.

             OWNERSHIP OF COMMON STOCK BY SIGNIFICANT STOCKHOLDERS

  The following table furnishes certain information as of December 31, 1996, as to each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL    PERCENT
   NAME AND BUSINESS ADDRESS                              OWNERSHIP     OF CLASS
   -------------------------                              ----------    --------
   David L. Babson and Company Incorporated.............. 1,238,500(1)    5.10%
    One Memorial Drive
    Cambridge, Massachusetts 02142
   FMR Corp.............................................. 2,216,900(2)    9.13%
    82 Devonshire Street
    Boston, Massachusetts 02109
   Norwest Corporation................................... 1,260,500(3)    5.19%
    Norwest Center
    Sixth and Marquette
    Minneapolis, Minnesota 55479
   Thompson, Siegel & Walmsley, Inc...................... 1,262,620(4)    5.20%
    5000 Monument Avenue
    Richmond, Virginia 23230

--------
(1) David L. Babson and Company Incorporated filed a 13G, dated February 7, 1997, with the Securities and Exchange Commission ("SEC"), stating that it beneficially owns 1,238,500 shares with sole dispositive power as to all such shares, sole voting power as to 387,600 such shares and shared voting power as to 850,900 such shares.

(2) FMR Corp. filed a 13G, dated February 14, 1997, with the SEC, which states that, collectively with certain affiliated entities, it beneficially owns 2,216,900 shares with sole dispositive power as to all such shares and sole voting power as to 57,200 such shares.

(3) Norwest Corporation ("Norwest") and Norwest Bank Colorado, National Association ("NBC") filed a 13G, dated January 29, 1997, with the SEC, which states that Norwest beneficially owns 1,260,500 shares (including 1,247,500 shares deemed to be beneficially owned by NBC) with sole dispositive power as to 1,259,300 such shares and sole voting power as to 1,098,000 such shares and that NBC beneficially owns 1,247,500 shares with sole dispositive power as to 1,246,300 such shares and sole voting power as to 1,085,000 such shares.

(4) Thompson, Siegel & Walmsley, Inc. filed a Schedule 13G, dated February 12, 1997, with the SEC stating that it beneficially owns 1,262,620 shares with sole dispositive power as to all such shares, sole voting power as to 786,060 such shares and shared voting power as to 394,110 such shares.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers and persons who own more than ten percent of the Common Stock (collectively, the "Reporting Persons") to file certain reports ("Section 16 Reports") with the SEC with respect to their beneficial ownership of shares of Common Stock. The Reporting Persons are also required to furnish the Company with copies of all Section 16 Reports they file.

  Based solely on a review of copies of Section 16 Reports furnished to the Company by the Reporting Persons and written representations by directors and officers of the Company, the Company believes that all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to 1996 were complied with on a timely basis except that in February 1997, George Leal, Director, filed a Form 5 to correct an inadvertent error by the Office of the Corporate Secretary that caused his purchase of 1,000 shares in October 1996 not to be reported.

                        PROPOSAL--ELECTION OF DIRECTORS

GENERAL INFORMATION

  As set by the Board of Directors pursuant to the Bylaws of the Company, the Board currently consists of ten members. In accordance with the Company's retirement policy for directors, Peter C. Valli and H. Jack Meany will retire from the Board at the Annual Meeting. As a result, the Board has determined to decrease the size of the Board, effective at the Annual Meeting to eight members. Directors will hold office from the time of their election until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualify, or until their earlier resignation or removal. All nominees also serve as members of the Board of Directors of the Company's subsidiary, BW/IP International, Inc. ("BW/IP"). Each nominee is currently serving as a director. Messrs. Rethore, Leal, Pignatelli, Rollans and Rusnack were elected to the Board of Directors at the last meeting of stockholders in May 1996. Mr. Johnston was appointed to the Board of Directors on July 23, 1996, Mr. Zelms on December 19, 1996 and Mr. Herberger on February 19, 1997.

  The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board.

INFORMATION CONCERNING NOMINEES

BERNARD G. RETHORE, age 55         Director of the Company and BW/IP since 1995

  Mr. Rethore became Chairman of the Board of Directors of the Company and BW/IP in 1997 and has been President and Chief Executive Officer and a member of the Board of Directors of the Company and BW/IP since 1995. Mr. Rethore was Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries, its diversified international manufacturing business, from 1989 to 1995. Previously Mr. Rethore had been President and CEO of Microdot Industries, the diversified manufacturing business of Microdot Inc.
Mr. Rethore is also a director of Maytag Corporation and Belden, Inc.

  Committee Membership: Executive

ROY A. HERBERGER, JR., age 54      Director of the Company and BW/IP since 1997

  Mr. Herberger has been President of the American Graduate School of International Management (known widely as "Thunderbird") since 1989. He is also a director of COMPAS, Inc., Inroads Arizona and Inroads National, Bank of America Arizona, MicroAge, Pinnacle West Corporation and Express America Holdings, Inc.

MICHAEL F. JOHNSTON, age 49        Director of the Company and BW/IP since 1996

  Mr. Johnston has been Vice President and General Manager of ASG Interior Systems Business of Johnson Controls, Inc., a company serving the automotive and building services industries, since 1997. He was Vice President and General Manager of the Johnson Controls Battery Group of Johnson Controls, Inc. from 1993 to 1997, Vice President and General Manager of the SLI Battery Division from 1991 to 1993 and Vice President and General Manager of the Specialty Battery Division from 1989 to 1991.

  Committee Membership: Audit and Finance

GEORGE D. LEAL, age 63             Director of the Company and BW/IP since 1993

  Mr. Leal has been Chairman of the Board of Dames & Moore, a worldwide consulting engineering firm, since 1981. He served as Chief Executive Officer of Dames & Moore from 1981 to 1994 and as President from 1981 to 1993.

  Committee Membership: Executive and Compensation, Benefits and Organization.

JAMES S. PIGNATELLI, age 53        Director of the Company and BW/IP since 1993

  Mr. Pignatelli is Senior Vice President and Chief Operating Officer of Tucson Electric Power Company. Prior to this he was a consultant to SCEcorp, a public utility company. Mr. Pignatelli was President and Chief Executive Officer of Mission Energy Company, an independent power company and subsidiary of SCEcorp, from 1988 to 1993. Mr. Pignatelli is currently a director of Tejas Power Corporation.

  Committee Membership: Audit and Finance (Chairman).

JAMES O. ROLLANS, age 54           Director of the Company and BW/IP since 1995

  Mr. Rollans has been Senior Vice President and Chief Administrative Officer of Fluor Corporation, a global engineering, construction and technical services company since 1994. He was Senior Vice President and Chief Financial Officer of Fluor Corporation from 1992 to 1994 and its Vice President, Corporate Communications from 1982 to 1992.

  Committee Membership: Audit and Finance.

WILLIAM C. RUSNACK, age 52         Director of the Company and BW/IP since 1993

  Mr. Rusnack has been Senior Vice President of ARCO (an integrated petroleum company) since July 1990, and President of ARCO Products Company since June 1993. He was President of ARCO Transportation Company from 1990 to 1993, Vice President of Atlantic Richfield from 1987 to 1990 and Senior Vice President of ARCO Oil & Gas Company from 1985 to 1987.

  Committee Membership: Compensation, Benefits Organization (Chairman) and Executive.

JEFFREY L. ZELMS, age 52           Director of the Company and BW/IP since 1996

  Mr. Zelms has been the Chief Executive Officer of The Doe Run Company, an integrated lead producing, recycling and fabricating company, since 1992 and its President since 1986. From 1985 to 1986 Mr. Zelms was Vice President of St. Joe Minerals and prior to that time held various positions with affiliates of St. Joe Minerals, including President of Placer Service Corp., President of St. Joe Lead Company, and President of Pea Ridge Iron Ore. Co. Mr. Zelms is currently a director of the Phoenix Textiles Corporation.

  Committee Membership: Audit and Finance

  In accordance with Section 216(3) of the DGCL and Section 2.03 of the Company's Bylaws, the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of Directors. Under applicable Delaware law, withheld votes on any nominee or nominees, abstentions from voting on the election of Directors and broker non-votes will have no effect on the outcome of the vote on this proposal.

  SHARES REPRESENTED BY THE ACCOMPANYING PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE ABOVE NOMINEES UNLESS AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES IS WITHHELD. STOCKHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR THE ENTIRE SLATE AS NOMINATED OR, BY WRITING THE NAME OF ONE OR MORE NOMINEES IN THE SPACE PROVIDED IN THE PROXY CARD, WITHHOLD THE AUTHORITY TO VOTE FOR SUCH NOMINEE OR NOMINEES.

COMMITTEES AND MEETINGS OF THE BOARD

  The composition of the Board of Directors of each of the Company and BW/IP is identical. The Board of Directors of the Company held five regularly scheduled or special meetings during the fiscal year ended December 31, 1996 (the "Fiscal Year"), and the Board of Directors of BW/IP held five such meetings. Each

Board of Directors has three standing committees: an Executive Committee, an Audit and Finance Committee and a Compensation, Benefits and Organization Committee. While the composition and responsibilities of the standing committees of the two Boards are identical, the level of activity of the corresponding committees of each Board varies depending on the matters being considered.

  Executive Committee. The Executive Committee of each Board has authority, with certain exceptions, during the intervals between the meetings of the Board of Directors, to take all actions that may be taken by its respective full Board of Directors in the management of the property, affairs and business of the Company or BW/IP, as the case may be. The Executive Committee of the Company's Board met one time during the Fiscal Year, and the corresponding committee of BW/IP's Board met one time during the Fiscal Year.

  Audit and Finance Committee. The Audit and Finance Committee of each Board reviews and approves the scope and results of any outside audit of the Company or BW/IP, as the case may be, and the fees therefor, and reviews, considers and acts upon all matters concerning auditing, accounting and financial matters and the selection of outside auditors for the Company or BW/IP, as the case may be. The Audit and Finance Committee of the Company's Board met five times during the Fiscal Year, while the corresponding committee of BW/IP's Board did not meet during the Fiscal Year.

  Compensation, Benefits and Organization Committee. The Compensation, Benefits and Organization Committee of each Board reviews, considers and acts upon matters of salary and other compensation and benefits of all officers and other employees of the Company or BW/IP, as the case may be, as well as acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan. The Compensation, Benefits and Organization Committee of the Company's Board met three times during the Fiscal Year, and the corresponding committee of BW/IP's Board met two times during the Fiscal Year.

  Each current member of the Board of Directors of the Company nominated for election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors of the Company and of the committees of such Board on which he served during the Fiscal Year.

COMPENSATION OF DIRECTORS

  Each director of the Company and BW/IP, other than any director employed by the Company or BW/IP, is entitled to receive an annual retainer of $12,000 plus a fee of $1,000 for each Board meeting attended in person or by conference telephone and $1,000 for each committee meeting attended that is not held concurrently with a Board meeting, plus all reasonable travel and other expenses of attending such meetings. The Chairman has the discretion to determine in each circumstance whether meetings of Committees held by conference telephone shall be paid as regular meetings or no meeting fee paid. Pursuant to the Non-Employee Directors Stock and Deferred Compensation Plan, a non-employee director may elect to receive all or part of his cash compensation in shares of Common Stock or to defer receipt through an interest-bearing cash account or a stock account and receive cash or shares of Common Stock at a future date.

  As part of its overall program to promote charitable giving, the Company has established the Non-Employee Directors' Charitable Gift Plan pursuant to which the Company purchased life insurance policies on non-employee directors. Eligibility is based on length of service as a non-employee director, with a minimum of two years of vesting service required after the March 1993 adoption of this plan by the Board of Directors, and full benefits vesting after five years of service. Upon the death of an individual non-employee director, the Company will donate up to $1 million to one or more qualifying charitable organizations recommended by the individual director and subsequently be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The program results in only nominal cost to the Company over time. Participants in this program are Messrs. Herberger, Johnston, Leal, Meany, Pignatelli, Rollans, Rusnack and Zelms.

  Pursuant to the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), each non-employee director who is reelected or who is continuing as a member of the Board of Directors is granted, as of the date of each year's annual meeting of the Company's stockholders, a non-qualified option ("Option") to purchase 2,000 shares of Common Stock, (or proportionate amount based on meetings held if serving as a director for less than one-year) while each new non-employee director upon initial election as a member of the Board is granted an Option to purchase 5,000 shares of Common Stock.

  The following table summarizes for all non-employee directors of the Company Options granted in fiscal year 1996 under the Directors' Plan.

                                                    INDIVIDUAL GRANTS
                                          --------------------------------------
                                            OPTIONS      EXERCISE     EXPIRATION
NAME                                      GRANTED (1) PRICE/SHARE (2)    DATE
----                                      ----------- --------------- ----------
Roy A. Herberger, Jr.....................       --             --            --
Michael F. Johnston......................    5,000        $18.125       7/23/06
George D. Leal...........................    2,000         20.750       5/14/06
H. Jack Meany............................    2,000         20.750       5/14/06
James S. Pignatelli......................    2,000         20.750       5/14/06
James O. Rollans.........................    1,600         20.750       5/14/06
William C. Rusnack.......................    2,000         20.750       5/14/06
Peter C. Valli...........................       --             --            --
Jeffrey L. Zelms.........................    5,000         16.250      12/19/06

--------
(1) Except for the Options granted to Mr. Johnston upon his initial election as a director on July 23, 1996 and to Mr. Zelms upon his initial election as a director on December 19, 1996, all Options were granted on May 14, 1996, the date of the last annual meeting of the Company's stockholders. Fifty percent of the total number of shares of Common Stock covered in an Option will be exercisable beginning with the first anniversary date of the grant and the remaining fifty percent shall be exercisable on the second anniversary date of the grant provided that the director has served for a period from one annual meeting to a subsequent annual meeting. Payment of the exercise price may be made in cash, Common Stock or a combination of both.

(2) The exercise price for shares under the Options is the mean of the high and low prices for the Common Stock as reported on the NASDAQ National Market System or the New York Stock Exchange on the date of grant.

  Following his retirement as President and Chief Executive Officer of the Company and BW/IP on October 19, 1995, and as an employee of the Company on December 31, 1995, Mr. Valli has been retained by the Company as a consultant. He will receive annual consulting fees in the amount of $200,000 until May 15, 1997. Except for the annual retainer and meeting fees otherwise payable to non-employee directors, Mr. Valli is not eligible to participate in any compensatory plan or program for non-employee directors.

  Mr. Valli waived the prescribed retirement payments under the Supplemental Executive Retirement Plan, and the Board of Directors approved the purchase of split dollar life insurance using a second-to-die life insurance policy on the lives of Mr. Valli and his spouse. This arrangement will deliver greater economic value to Mr. Valli and provide a long-term earnings benefit to the Company. The Company will make five annual insurance premium payments of approximately $405,000 each. At the earlier of the deaths of Mr. Valli and his spouse or twenty years from the date of the policy, the Company will receive an amount equal to the premiums paid, and Mr. Valli's beneficiary will receive the remaining benefit amount paid pursuant to the policy.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION, BENEFITS AND ORGANIZATION COMMITTEE

  Under the supervision of the Committee, the Company has developed and implemented compensation policies and programs designed to add stockholder value through increasing the sales, profitability and return on capital of the Company by aligning the financial interests of the Company's executives and managers with those of the stockholders. The strategy of the compensation program is to relate compensation to measurable business objectives and performance, and provide incentives to executives who contribute to the success of the Company.

  The compensation package for the CEO and all other executive officers is comprised of three components: base salary, bonus (paid under the Management Incentive Plan (the "MIP")) and long term equity based incentives, through stock options and/or other stock-based awards under the 1996 Long-Term Incentive Plan (the "LTIP").

  Base salaries of the CEO and all other executive officers are set by the Committee. Each year the Committee reviews general corporate compensation and executive compensation survey data. In addition to the survey data, the Committee considers the merit of each individual's performance and the individual's compensation in the context of both the Company and its industry. The surveys, and what they reveal about base salaries paid for comparably responsible positions at other companies, are considered the most important single factor in setting salaries, although an element of subjective judgment is also utilized. The Company's policy is generally to set base salaries at or near the medians for positions it believes are comparable to those of the CEO and the other executive officers. The base salary for Mr. Bernard Rethore who became the CEO effective October 19, 1995, was determined by the Committee and reflects an amount considered appropriate for an individual with the qualifications and experience required for the position of CEO.

  The Committee believes that the contingent or incentive compensation of the Company's CEO and other executive officers should be linked to measurable aspects of both the Company's performance and their individual performance. Therefore, the MIP provides that a portion of the annual bonus opportunity for each officer is dependent upon the Company's meeting certain previously defined financial goals. These goals are determined annually after review of the Company's forecast for the upcoming year. The MIP targets for 1996 were intended to pay at their targeted level only if a very substantial improvement was made to the Company's financial performance from the prior year and the range of performance over which a pay out would be made was narrowed so that there was a greater risk of no bonus being earned. The Company's performance did improve significantly, approximating the level required to trigger the target pay out. The Company targeted a 1996 performance level that would result in total executive compensation being in the mid 3rd quartile.

  In 1996 financial goals for the CEO as well as all other officers were a specified level of net income and return on capital for the Company. In addition, certain officers other than the CEO have a portion of their bonus opportunity dependent upon additional financial goals based on other performance measures which by virtue of their job responsibilities they are in a position to influence, such as division or corporate cash flow, division operating income or bookings. The CEO and all other officers also have a portion of their bonus opportunity based on their individual performance in meeting certain non-financial goals. These goals are determined by each officer and his supervisor, or in the case of the CEO by the Committee, and relate to specific items within the authority of that officer which are determined to have benefit to the Company. Non-financial goals for the CEO during 1996 included the successful completion of his transition into the office of president and chief executive officer, setting out a preliminary vision and plan for the Company's future, and ensuring that the principal tools and processes are in place to achieve it, and for other officers items such as the development of programs to implement value based management techniques.

  Failure to reach the targeted goals results in lower annual bonus awards and may, in appropriate circumstances, result in no award. In 1996 the range of potential bonus payments at target performance levels ranged from 58% of salary for the CEO and descended in steps to 28% for certain other executive officers. The range of actual pay outs for cash bonuses in 1996 was from 30% to 65% based upon the Company's performance against its financial targets and the evaluation of each individual's degree of completion of his or her non-financial goals.

  The LTIP is a plan under which awards are available in the form of stock options and other types of stock-based compensation. The general principle governing the granting of awards was to determine a desired level of Company performance and a total compensation level for executive officers at targeted levels of corporate performance, and then relate the two through the reward system so that through a combination of base salary, bonus and the LTIP the desired level of compensation was delivered at target performance. The percentage of total compensation derived through base salary is lowest for the CEO, who has the largest portion of his total compensation available through the MIP and LTIP, and therefore contingent upon the Company's and his own individual performance, and then cascades down in levels for other officers based on the scope of their responsibilities.

  The size of stock option awards varies, depending upon the recipient's position, and responsibilities with the Company which is determined under the Hay point evaluation system, with the more senior executives receiving a larger award. The Committee determined a target dollar amount to be awarded to each executive in stock options and converted that amount into a number of stock options based upon a proprietary model for valuation of stock options. Mr. Rethore received a grant of stock options when he was employed in October of 1995, and under the terms of his employment agreement, was ineligible for additional stock options in 1996.

  The total compensation paid to the CEO increased in 1996 due to his being employed for a full year and being a participant in the MIP. The total compensation of other executive officers increased in 1996 compared to 1995 as a result of higher base salaries and increased MIP payments resulted from the Company's improved performance against targets compared to the prior year, subject to the effect of individual performance.

  The Company's compensation system as currently operated would not in the ordinary course result in payments in excess of the $1 million cap on the deductibility of compensation expenses provided in Section 162(m) of the Internal Revenue Code, and the LTIP was drafted to comply with the performance standards requirements of the Code. Therefore, the Company anticipates compensating its management in a manner that will preserve the deductibility of compensation expenses.

                                       William C. Rusnack, Chairman
                                       H. Jack Meany
                                       George D. Leal

                                       Compensation, Benefits and
                                       Organization Committee

PERFORMANCE GRAPH FOR COMMON STOCK

   The following graph compares the Company's cumulative total return on the Common Stock with the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified) Index. The graph assumes that $100 was invested on December 31, 1991, in each of the Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified) Index and that all dividends were reinvested. The historical stock price performance of the Common Stock shown on the following graph is not necessarily indicative of future price performance.

                           TOTAL STOCKHOLDER RETURNS


                                                               S&P
Measurement Period                                        MANUFACTURING
(Fiscal Year Covered)        BW/IP, INC.     S&P 500         (DIVER.)
-------------------          ----------     ---------     ------------
12/31/91                     $100           $100         $100
12/31/92                     $137           $108         $108
12/31/93                     $116           $118         $132
12/31/94                     $ 80           $120         $136
12/31/95                     $ 79           $165         $192
12/31/96                     $ 81           $203         $264

SUMMARY COMPENSATION TABLE

  The following table summarizes the total compensation of the Named Executive Officers for fiscal year 1996, as well as the total compensation paid to each such individual for the Company's two previous fiscal years in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                     ANNUAL COMPENSATION               COMPENSATION
                              --------------------------------- ----------------------------
                                                                          AWARDS
                                                                ----------------------------
                                                 OTHER ANNUAL   RESTRICTED    SHARES SUBJECT    ALL OTHER
NAME                     YEAR  SALARY  BONUS(1) COMPENSATION(2) STOCK($)(3)   TO OPTIONS(#)  COMPENSATION(4)
----                     ---- -------- -------- --------------- -----------   -------------- ---------------
Bernard G. Rethore(5)... 1996 $400,000 $258,376     $    0       $192,304(6)           0         $2,375
 President, Chief
  Executive              1995   80,512        0          0                       250,000              0
 Officer and Director
Eugene P. Cross......... 1996  240,000  106,668      3,287                        27,000          2,875
 Executive Vice          1995  232,000   60,000      3,148                        20,000          2,240
 President-Finance,      1994  223,000   80,000      2,640                        11,500          2,148
 Chief Financial Officer
Darrach G. Taylor....... 1996  178,000   61,885      2,241                        12,000          2,768
 Vice President          1995  173,000   50,000      2,216                         9,000          2,137
 Human Resources         1994  168,000   60,000      1,131                         5,400          2,365
Richard R. Testwuide.... 1996  212,000   78,026      2,671                        23,000          2,714
 Vice President          1995  204,000   70,000      3,528                        17,000          2,015
 President Seal Division 1994  195,000   80,000      2,288                        10,000          2,383
Howard D. Wynn(7)....... 1996  167,000   90,460          0          5,648         22,000          3,000
 Vice President          1995  138,000   41,000      2,545                         5,500          2,050
 President Pump Division 1994  131,300   42,000      2,671                         2,350          2,148
Ronald W. Hoppel(8)..... 1996  242,000        0      2,695                        28,000          3,000
 Former Vice President   1995  232,000   70,000      3,239                        19,000          2,250
 and President Pump      1994  222,000   85,000         98                        11,000          2,599
  Division

--------
(1) These amounts are the awards to the named individuals under BW/IP Management Incentive Plans. Amounts shown for performance in 1996, 1995 and 1994 were paid by March 15 of the calendar year following the year for which bonuses were awarded. For 1994 and 1995 all amounts were paid in cash. For 1996 pursuant to the 1996 Long-Term Incentive Plan ("LTIP"), officers could elect to receive bonus payments in cash or shares of Common Stock, as approved by the Compensation, Benefits and Organization Committee.

(2) Reflects amount reimbursed for the payment of taxes ("gross-up").

(3) The amounts in this column reflect the value of restricted Common Stock awarded pursuant to the LTIP except as described in Note (6). For 1996 bonus payments made in shares of Common Stock, the Committee granted shares of restricted Common Stock equal to the lesser of 12.5% of the amount of the officer's total bonus or 25.0% of the amount of the bonus paid in shares of Common Stock. All restricted Common Stock awarded to the Named Executive Officers in 1996 vests at the end of three years. Regular dividends are paid on the restricted Common Stock. Shares of restricted stock were awarded as follows: Mr. Rethore, 2,019 shares and Mr. Wynn, 353 shares.

(4) Represents amounts contributed or accrued for the fiscal year under the BW/IP International, Inc. Capital Accumulation Plan.

(5) Mr. Rethore was elected President and Chief Executive Officer in October 1995 and Chairman of the Board of Directors in February 1997.

(6) Pursuant to his employment agreement upon meeting the requirement of base share ownership of Common Stock with a fair market value of $800,000, Mr. Rethore received an award of restricted Common Stock of $160,000, representing 8,206 shares valued at $19.50 per share on May 31, 1996, the date of grant. These shares vest over five years. The value of these shares based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 1996, is $135,399.

(7) Mr. Wynn was elected Vice President and President of the Pump Division in August 1996. Prior to that time he was Vice President Service of the Pump Division.

(8) Mr. Hoppel ceased to be an officer in August 1996, but remains an employee of the Company.

OPTION GRANTS

  The following table summarizes for the Named Executive Officers options to acquire shares of the Common Stock granted in fiscal year 1996 under the LTIP.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                          ------------------------------------
                                     PERCENTAGE OF                        POTENTIAL REALIZABLE VALUE
                                     TOTAL OPTIONS                        AT ASSUMED ANNUAL RATES OF
                                      GRANTED TO                           STOCK PRICE APPRECIATION
                                     EMPLOYEES IN                         FOR TEN YEAR OPTION TERM(1)
                           OPTIONS    FISCAL YEAR   EXERCISE   EXPIRATION ------------------------------
NAME                      GRANTED(2)     1996      PRICE/SHARE    DATE    0%      5%             10%
----                      ---------- ------------- ----------- ---------- --- -----------    -----------
Bernard G. Rethore......        --          --       $    --         --   $--          --             --
Eugene P. Cross.........    27,000         8.0        16.000    2/22/06     0     271,674        688,500
Darrach G. Taylor.......    12,000         3.6        16.000    2/22/06     0     120,744        306,000
Richard R. Testwuide....    23,000         6.8        16.000    2/22/06     0     231,426        586,500
Howard D. Wynn..........    12,000         3.6        16.000    2/22/06     0     120,744        306,000
                            10,000         3.0        18.625    8/23/06     0     117,130        296,830
Ronald W. Hoppel........    28,000         8.3        16.000    2/22/06     0     281,736        714,000
All Stockholders........     N/A          N/A          N/A        N/A       0 247,629,275(3) 627,557,300(3)
All Optionees...........   335,800       100.0        16.221      (4)       0   3,425,522(5)   8,681,230(5)
Optionee Gain as a % of
 All Stockholders' Gain.     N/A          N/A          N/A        N/A     N/A         1.4%           1.4%

--------
(1) Based upon assumed annual rates of stock price appreciation (as used in the table above) from the date of grant through the expiration date of such options. Actual gains, if any, are dependent on the future performance of the Common Stock, as well the continued employment of the Named Executive Officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended (the "Code"), and any applicable state laws.

(2) BW/IP granted stock options to purchase shares of the Common Stock pursuant to the LTIP. Unless otherwise determined by the Compensation, Benefits and Organization Committee, a stock option may be exercised commencing three years after the date of grant in one or more installments. Options granted in 1996 are exercisable one-third commencing one year after the date of grant and an additional one-third in each of the two following years. A stock option may only be exercised upon full payment of the option price.

(3) "All Stockholders" value is calculated from $16.221 the weighted average exercise price for all options awarded in fiscal 1996, based on the outstanding shares of Common Stock on December 31, 1996.

(4) Options expire on various dates during the year 2006. Exercise price shown is an average of all grants in fiscal 1996.

(5) No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all stockholders commensurately.

OPTION VALUES

  The following table sets forth the number and the dollar value of unexercised options to purchase Common Stock held by the Named Executive Officers at December 31, 1996. No options were exercised by these individuals during 1996.

                 AGGREGATED LAST FISCAL YEAR-END OPTION VALUES

                                                         VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED    IN-THE-MONEY OPTIONS AT
                              OPTIONS AT FISCAL YEAR            FISCAL
                                      END(#)                YEAR-END($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Bernard G. Rethore..........        0       250,000         $0        $     0
Eugene R. Cross.............   13,100        58,500          0         26,000
Darrach G. Taylor...........    7,400        33,800          0         11,625
Richard R. Testwuide........   13,100        50,000          0         22,125
Howard D. Wynn..............    4,100        23,500          0          9,438
Ronald W. Hoppel............   14,900        58,000          0         25,875

--------
(1) Based on the closing price per share of the Common Stock as reported on the New York Stock Exchange on December 31, 1996 ($16.50).

OTHER PLANS AND ARRANGEMENTS

  Retirement Benefits. The following table indicates the estimated maximum annual retirement benefit that persons in specified compensation and years of service classifications would be entitled to receive under the BW/IP International, Inc. Retirement Plan (the "BW/IP RP") and the Supplemental Executive Retirement Plan (the "SERP") on a straight-life annuity basis as if retirement had occurred on December 31, 1996 at age 65 after the indicated years of credited service and as if average annual earnings for the highest five consecutive years in the ten years preceding retirement equaled the amounts indicated. Benefits in the table are not subject to any deduction for social security benefits. The table does not reflect limitations imposed by the Code.

                              PENSION PLAN TABLE

  AVERAGE                       YEARS OF SERVICE
  ANNUAL      -----------------------------------------------------
 EARNINGS        15       20       25       30       35       40
----------    -------- -------- -------- -------- -------- --------
  $150,000    $ 34,139 $ 45,518 $ 56,898 $ 68,277 $ 72,027 $ 75,777
   200,000      46,139   61,518   76,898   92,277   97,277  102,277
   250,000      58,139   77,518   96,898  116,277  122,527  128,777
   300,000      70,139   93,518  116,898  140,277  147,777  155,277
   350,000      82,139  109,518  136,898  164,277  173,027  181,777
   400,000      94,139  125,518  156,898  188,277  198,277  208,277
   450,000     106,139  141,518  176,898  212,277  223,527  234,777
   500,000     118,139  157,518  196,898  236,277  248,777  261,277
   550,000     130,139  173,518  216,898  260,277  274,027  287,777
   600,000     142,139  189,518  236,898  284,277  299,277  314,277
   650,000     154,139  205,518  256,898  308,277  324,527  340,777
   700,000     166,139  221,518  276,898  332,277  349,777  367,277
   750,000     178,139  237,518  296,898  356,277  375,027  393,777
   800,000     190,139  253,518  316,898  380,277  400,277  420,277

  Eligible BW/IP U.S. salaried and certain hourly employees participate in the BW/IP RP, which provides retirement benefits based on an employee's years of service and earnings with Borg-Warner Corporation, BW/IP's predecessor parent, BW/IP and its subsidiaries and such employee's average annual earnings (subject to limitations imposed by the Code) for the highest consecutive five years of the ten years preceding retirement. Participants are covered in the BW/IP RP for wages, salary and bonuses, and up to 50% of an employee's award under the 1981 Borg-Warner Contingent Compensation Plan through 1987.

  As of December 31, 1996, the credited years of service for each Named Executive Officer are: Mr. Rethore, 1 year; Mr. Cross, 27 years; Mr. Taylor, 23 years; Mr. Testwuide, 24 years; Mr. Wynn, 25 years and Mr. Hoppel 32 years.

  Mr. Rethore will have an additional retirement benefit that recognizes his experience prior to employment by the Company. The additional benefit will be equal to the excess of (i) the retirement benefit payable under the SERP assuming one additional year of service for each year of actual service over
(ii) the retirement benefit actually payable under the SERP.

  Employment Agreements. On October 19, 1995, the Company entered into an agreement covering a period of five years for the employment of Mr. Rethore as President and Chief Executive Officer of the Company at an annual base salary of no less than $400,000, but subject to increase based on annual reviews. Mr. Rethore participates in the MIP and has the opportunity to receive an annual bonus up to 100% of his base salary, based upon attainment of performance objectives. Pursuant to the employment agreement Mr. Rethore will have an additional retirement benefit as described under "Retirement Benefits" above. Mr. Rethore's employment agreement also provides for the payment of a severance benefit if the Company terminates his employment without cause or if Mr. Rethore terminates his employment for "good reason" (which includes a reduction in base salary or incentive compensation opportunity, a reduction in Mr. Rethore's duties or positions, or a material breach of the agreement by the Company). The severance benefit is a lump sum amount equal to two times the sum of base salary and bonus that would have been payable at target performance for the year in which termination occurs.

  Under the terms of his employment agreement, Mr. Rethore was required to purchase no later than December 31, 1996, shares of Common Stock with an aggregate fair market value of at least $800,000 ("Base Stock"). After completing the purchase of this Base Stock, Mr. Rethore was granted 8,206 shares of restricted Common Stock ("Premium Shares"). The Premium Shares vest over five years, except that in the event of Mr. Rethore's termination for death or disability, all Premium Shares become fully vested. No later than December 31, 1998, and at all times thereafter, Mr. Rethore must own directly or beneficially Common Stock with an aggregate fair market value equal to three times his then current base salary or the amount required under stock ownership guidelines established by the Board of Directors for the Company's executive officers, but in no event more than five times his then current base salary.

  In February 1997, Mr. Hoppel signed an agreement to continue his employment with the Company until March 31, 2000 at a reduced rate of pay equal to $125,800 per annum, commencing April 1, 1997. He will not be eligible to participate in any incentive compensation programs and will report to the Company's President and Chief Executive Officer. He may terminate the arrangement at any time upon 30 days notice.

  Employment Continuation Program. On December 14, 1995, the Company adopted an employment continuation program (the "Program"). All nine of the executive officers of the Company are eligible to participate in the Program. The Program provides for the officer's continued employment for two years following a change in control of the Company. Compensation for this period will be based on the officer's then current base salary with an annual bonus opportunity no less favorable than the bonus available before the change in control and provide for continued participation in long-term incentive and benefit plans.

  The employment continuation agreement for Mr. Rethore provides that in the event his employment is terminated during the two year period by the Company without cause or by Mr. Rethore for good reason (which includes failure to continue in the position of President and Chief Executive Officer or assignment of duties inconsistent with such position, a reduction in compensation, a material breach of the agreement by the Company, failure of the successor to the Company to assume the agreement or relocation (more than 40 miles) from the location at which services were performed before the change), Mr. Rethore will receive a severance benefit equal to three times the sum of his base salary and an amount equal to the greater of either his last bonus or the average bonus paid as a percentage of base salary for the three years prior to the change in control plus certain other benefits (welfare and fringe benefits and a Company- provided automobile for up to three years, outplacement services and immediate vesting in the Premium Shares). The employment continuation agreements for each of the other officers provide that in the event the officer's employment is terminated during the two year period without cause or by the officer for good reason (which includes an adverse change in position or assignment of duties inconsistent with such position, a reduction in compensation, relocation (more than 35 miles) from the location at which services were performed before the change, a material breach of the agreement by the Company, or failure of the successor to the Company to assume the agreement), the officer covered by the Program will receive a severance benefit equal to two and one fourth times the sum of his or her base salary and an amount equal to the greater of either the last bonus or the average bonus paid as a percentage of base salary for the last three calendar years prior to the change in control plus certain other benefits (welfare and fringe benefits and a Company-provided automobile for up to one year and outplacement services). The Program provides that if any amount payable under the Program is deemed to be an "excess parachute payment" under section 280G(b) of the Code, which generally would limit deductibility of such payment by the Company for Federal income tax purposes, then the amount payable under the Program shall be limited to an amount that would not cause such limitation on the deduction.

  Under the employment continuation agreements a change in control is deemed to have occurred if (a) another person or group unaffiliated with the Company, becomes the beneficial owner of at least 30% of the voting power of the Company; or (b) members of the Board of Directors as of the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease to constitute at least a majority of the Board of Directors, unless the new directors were elected with the approval of at least two-thirds of the Incumbent Directors and were not designated by a person who had entered into an agreement with the Company to effect a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the Company ("Corporate Event"); or (c) the Company's stockholders approve a Corporate Event as a result of which such stockholders do not hold a majority of the voting power in a surviving, resulting or acquiring corporation. If the officer's employment is terminated by the Company without cause within one year after a potential change in control but before a change in control and a change in control actually occurs, the officer will be considered employed as of the date of a change in control for purposes of his or her rights under the Program. A potential change in control is deemed to have occurred if a person commences a tender offer for securities representing at least 20% of the Company's securities, the Company enters into an agreement that would consummate a change in control, proxies are solicited by anyone other than the Company, or any other event which is deemed to be a potential change in control by the Board of Directors.

                             INDEPENDENT AUDITORS

  Beginning in 1996, the Company eliminated the formality of seeking ratification of the appointment of Price Waterhouse as the Company's independent auditors because it determined there was little beneficial purpose for this unnecessary action.

  Price Waterhouse has served as the Company's independent auditors since March 1993. Representatives of Price Waterhouse will attend the meeting, and respond to any questions, or make a statement if they so desire.

                                 ANNUAL REPORT

  The Company's 1996 Annual Report to Stockholders, containing audited financial statements for the year ended December 31, 1996, is being mailed to all stockholders of record with this Proxy Statement.

                           PROPOSALS BY STOCKHOLDERS

  Proposals by stockholders intended to be presented at the 1998 annual meeting of stockholders must be received by the Secretary of the Company no later than December 3, 1997 to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting.

                                  BW/IP, INC.
               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 1997

The undersigned hereby appoints John D. Hannesson, John M. Nanos and M. J. Young, and each or any of them, as proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of the Common Stock of BW/IP, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 6, 1997 at 11:00 a.m. at The Long Beach Hilton Hotel, Two World Trade Center, Long Beach, California, and at any adjournment thereof, upon the matter listed on the reverse and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at the meeting or any adjournment thereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

               (Continued and to be signed on the reverse side.)